UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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BARNES & NOBLE, INC.

(Name of Registrant as Specified in Its Charter)

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE FUND II, LLC

YUCAIPA AMERICAN FUNDS, LLC

YUCAIPA AMERICAN MANAGEMENT, LLC

THE YUCAIPA COMPANIES LLC

RONALD W. BURKLE

STEPHEN F. BOLLENBACH

MICHAEL S. MCQUARY

ROBERT P. BERMINGHAM

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On September 1, 2010, The Yucaipa Companies issued the following press release:

YUCAIPA CALLS “IRONIC AND HYPOCRITICAL” BARNES & NOBLE LETTER “A

SCARE TACTIC” THAT WON’T FOOL STOCKHOLDERS

Says Stockholders Should Worry About Chairman Leonard Riggio’s “Ever-Tightening Grip on the Company”

LOS ANGELES (September 1, 2010) – The Yucaipa Companies today issued the following statement responding to a letter from Barnes & Noble, Inc.’s (NYSE: BKS) Board of Directors to the Company’s stockholders:

“We find the Board’s September 1 letter to stockholders ironic and hypocritical.

“While the Board tries to frighten stockholders with the prospect of Mr. Burkle acquiring more than 20% of the Company – a scare tactic that is ridiculous given the facts – the truth is Leonard Riggio is the only stockholder with control, as evidenced by the compliance of his Board and his efforts to tighten that control through his recent exercise of out-of-the-money options on nearly one million shares.

“It is particularly noteworthy that in their letter, the Board failed to acknowledge their own culpability in facilitating the Riggio family’s consolidation of power through buybacks and other sweetheart deals. Stockholders should ask themselves why Leonard Riggio’s hand-picked Board thinks it’s a good idea for Mr. Riggio and his family to own 33% of the Company, including options, but it is a threat if anyone else owns more than 20%. The only threat shareholders should be worried about is Leonard Riggio’s ever-tightening grip on the Company.

“It is simple math: Yucaipa’s three independent director nominees on a nine-member board cannot constitute a majority. Yucaipa’s campaign is not about taking control of Barnes & Noble on the cheap; it’s about returning a modicum of control back to stockholders who for too long have been short-changed. It is about giving stockholders a voice.

“We find it telling that the Board continues to omit an explanation for the Company’s poor operating results and stock performance that along with related party transactions with Leonard Riggio and his family have contributed to the destruction of millions of dollars of stockholder value.

“As for our being in cahoots with Aletheia, that argument too is absurd. Barnes & Noble, in the court case they so liberally cite in their letter, couldn’t find any evidence to prove cooperation and their own lawyers admitted in the trial that they told the Board they could find no evidence. If the Board really believed we were in cahoots, why haven’t they asserted that we tripped the pill? The reason is that they know that we are not.

“We are confident that the Company’s stockholders will see through Barnes & Nobles attempts at misdirection.”

Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. (collectively, “Yucaipa”) have filed a definitive proxy statement and related materials with the Securities and Exchange Commission (“SEC”) in connection with Yucaipa’s solicitation of proxies to elect its nominees to the Barnes & Noble Board of Directors and to approve its proposal to amend Barnes & Noble’s poison pill at the 2010 Annual Meeting of Stockholders. Barnes & Noble stockholders should read Yucaipa’s definitive proxy statement and its other publicly-filed proxy materials as they become available, because they contain important information. Information regarding the direct and indirect interests of Yucaipa and each other participant in the solicitation of proxies by Yucaipa are included in Yucaipa’s proxy materials filed with the SEC. Yucaipa’s proxy materials and other SEC filings may be accessed without charge at the SEC’s website at www.sec.gov. Stockholders who need assistance voting their shares may contact MacKenzie Partners, Inc., Yucaipa’s proxy solicitor by calling (800) 322-2885 or e-mailing bks@mackenziepartners.com.

About The Yucaipa Companies

The Yucaipa Companies is a premier investment firm that has established a record of fostering economic value through the growth and responsible development of companies. Since its founding in 1986, the firm has completed mergers and acquisitions valued at more than $30 billion. As an investor, Yucaipa works with management to strategically reposition businesses and implement operational improvements, resulting in value creation for investors.

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